CONSENT OF INDEPENDENT ACCOUNTANTS

                                  Exhibit 23.2

                  We consent to the incorporation by reference in this registration statement of Rayovac Corporation as a post-effective Amendment No. 1 to Form S-8 of our report dated November 22, 1996 on our audits of the consolidated financial statements of Rayovac Corporation as of September 30, 1996 and June 30, 1996 and for the period July 1, 1996 to September 30, 1996 and each of the two years in the period ended June 30, 1996 appearing in the registration statement on Form S-1 (File No. 333-35181) of Rayovac Corporation as filed with the Securities and Exchange Commission.


/s/ Coopers & Lybrand LLP


Milwaukee, Wisconsin
December 19, 1997